UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Microchip Technology Incorporated
(Name of Registrant as Specified In Its Charter)
____________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard, Chandler, Arizona 85224-6199

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 20, 2024

The following information relates to the definitive proxy statement of Microchip Technology Incorporated ("Microchip") filed with the Securities and Exchange Commission on July 8, 2024 (the "Proxy Statement") in connection with Microchip’s 2024 Annual Meeting of stockholders. The 2024 Annual Meeting will be held at Microchip’s facility located at 2355 W. Chandler Blvd., Chandler, AZ 85224-6199, on August 20, 2024 at 9:00 a.m. Mountain Standard Time. All capitalized terms used in this supplement to the Proxy Statement (this "Supplement") and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

The Proxy Statement is hereby supplemented as set forth below. All page references are to the Proxy Statement. Except as specifically noted in this Supplement, the Proxy Statement remains unchanged.

Supplemental Disclosures

The bullet point disclosure on page 30 with the heading "Director Grant Limits" is replaced with the following text:

Director Grant Limits. Non‐employee members of our Board of Directors may not be granted, in any fiscal year, awards in excess of limits contained in the Plan. However, pursuant to Section 21 of the Plan, the Board has discretion to amend the Plan to increase such limits, subject to compliance with applicable law.

The twelfth paragraph on page 32 with the heading "Annual Grant Limit" is replaced with the following text:

Annual Grant Limit. No participant may be granted stock options and stock appreciation rights to purchase more than 3,000,000 shares of common stock in any fiscal year, except that up to 8,000,000 shares may be granted in the participant’s first fiscal year of service.

The fourth paragraph on page 34 with the heading "Awards to Non-Employee Directors" is replaced with the following text:

Awards to Non‐Employee Directors. The Plan provides for initial and annual awards to non‐employee directors within prescribed parameters. Specifically, each Non‐Employee Director is entitled to receive the following automatic grants: (i) for new Non‐Employee Directors, a grant of that number of RSUs equal to (i)(A) $200,000 divided by (B) the Fair Market Value, multiplied by (ii) a fraction (A) the numerator of which is (x) 12 minus (y) the number of months between the date of the Company’s last annual stockholders’ meeting and the date the Non‐Employee Director becomes a member of the Board and (B) the denominator of which is 12, rounded down to the nearest whole Share (the "Initial RSU Grant"), and (ii) for continuing Non‐Employee Directors (including any Non‐Employee Director appointed on the date of the Company’s annual stockholders’ meeting) shall be automatically granted that number of Restricted Stock Units equal to $200,000 divided by the Fair Market Value, rounded down to the nearest whole Share (the "Annual RSU Grant"), provided that such Non‐Employee Director has been elected by the stockholders to serve as a member of the Board at that annual meeting. The Initial RSU Grant vests one hundred percent (100%) upon the earlier of the date that is one‐year following the date of grant or one day prior to the date of the Company’s next annual stockholders’ meeting following the date of grant. The Annual RSU Grant vests one hundred percent (100%) upon the earlier of the date that is one year following the date of grant or one day prior to the date of the Company’s next annual stockholders’ meeting following the date of grant. Vesting of the Initial RSU Grant and the Annual RSU Grant is contingent upon the applicable Non‐Employee Director maintaining continued status as a non‐employee director through the applicable vesting date. Pursuant to Section 21 of the Plan, the Board has authority to amend the Plan to increase the aggregate market value of the Initial RSU Grants and the Annual RSU Grants, subject to compliance with applicable law. The Board has, from time to time, amended the Plan to allow for a one-time grant and to increase the aggregate market value of the Initial RSU Grants and the Annual RSU Grants in order to help align non-employee director compensation with market practice and to reflect the increased time that non-employee directors devote to service on the board.

Except as specifically set forth above, this Supplement does not modify or update any other disclosures in the Proxy Statement. In addition, this Supplement does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

Any vote previously entered, either by mailing a proxy card, over the internet or by telephone, "FOR," "AGAINST" or "ABSTAIN" on any proposal to be voted upon at the 2024 Annual Meeting will be counted as a "FOR," "AGAINST" or "ABSTAIN" vote on such proposal at the 2024 Annual Meeting. If you have already returned your proxy card or voted your proxy over the internet or by telephone, and would like to change your vote on any matter, you may revoke your proxy by delivering a signed statement to our Secretary at or prior to the 2024 Annual Meeting or by timely executing and delivering, by internet, telephone, mail, or in person at the 2024 Annual Meeting, another proxy dated as of a later date. If you hold your shares through a broker or bank you must contact them in order to find out how to change your vote.